Exhibit B

	VOTING AGREEMENT



THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of the 13th day of December, 2002 (the "Effective Date"), by and among MJG Associates, Inc., a Connecticut corporation, and Mario J. Gabelli (together the "Advisers") and Paul K. Madonna (the "Proxy Holder").

In consideration of the agreements and mutual covenants set forth herein, the parties agree as follows:

1.	Appointment of Proxy Holder.  Each of the Advisers hereby grants to the Proxy Holder, simultaneously with the execution of this Agreement, its proxy, with full power of substitution, and grants the Proxy Holder complete control over all rights to vote or consent (including rights to be present or absent for quorum purposes) with respect to any and all shares (the "Shares") of the stock of Gray Television, Inc. (the "Company") which either of the Advisers now or during the term of this Agreement beneficially owns on behalf of Gabelli Performance Partnership L.P. or Gabelli International Limited (together the "Stockholders") in accordance with the terms of this Agreement.

2.	Irrevocable Proxy.

(a)	The irrevocable proxy created hereby shall expire three (3)
years from the date of this Agreement, and throughout such period the Proxy Holder shall have the exclusive right to vote the Shares or to give written consents in lieu of voting thereon, subject to any limitation on the right to vote contained in the certificate of incorporation of the Company, or other certificate filed pursuant to law, in person or by proxy, at all meetings of the stockholders of the Company, and in all proceedings wherein the vote or written consent of stockholders may be required or authorized by law, subject to the terms and conditions of this Agreement.

(b)	This Agreement shall terminate prior to the date specified in
Paragraph 3(a) above upon receipt of written notice of termination signed by the Advisers representing that the Advisers' outside communications counsel has advised that such termination will not result in a violation of any applicable federal communications laws or the Federal Communications Commission's rules or regulations. The Proxy Holder may also, in his sole and absolute discretion, terminate this Agreement on thirty (30) days notice.

3.Liability. The Proxy Holder shall use his best judgment in voting the Shares held by the Stockholders and shall not be liable for the consequence of any vote cast, or consent given by him, in good faith, and in the absence of gross negligence or willful misconduct.
The Advisers agree to indemnify the Proxy Holder against any and all claims,cost of defense of claims (including reasonable attorneys' fees and disbursements), expenses and liability incurred in connection with the performance of his duties under this Agreement except those incurred as a result of the Proxy Holder's own bad faith, gross negligence or willful misconduct.

4.	Termination Procedure.  This Agreement shall cease to have any effect upon its termination, provided that Paragraph 3 hereof shall survive the termination of this Agreement.

5.	Dividends.  Notwithstanding anything to the contrary contained herein, at all times the Stockholders shall be entitled to receive payments of cash dividends, if any, upon their Shares. If any dividend in respect of the Shares is paid, in whole or in part, in stock of the Company having general voting powers, the Proxy Holder shall likewise have voting power, subject to the terms of this Agreement, for stock which is received on account of such dividend.

6.	Dissolution of Company.  In the event of the dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Stockholders shall receive the moneys, securities, rights, or property to which the holders of the capital stock of the Company are entitled.

7.	Rights of Proxy Holder.

(a)	The Proxy Holder shall have the right, subject to the
provisions set forth in this Agreement, to exercise, in person or by his nominees or proxies, all of the Advisers' voting rights and powers in respect of all Shares, and to take part in or consent to any corporate or stockholders' action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of stockholders of the Company. Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the Proxy Holder, or to his nominees or proxies thereto appointed by him, the mortgaging of, creating a security interest in and/or pledging of all or any part of the property of the Company; the lease or sale of all or any part of the property of the Company; the commencement of voluntary bankruptcy or similar insolvency proceedings by the Company; the commencement of any business by the Company other than as stated in its certificate of incorporation in effect on the date hereof; the amendment of the certificate of incorporation of the Company; the dissolution of the Company; or the consolidation, merger, reorganization, or recapitalization of the Company.

(b)	In voting the stock held by him hereunder either in person or by his nominees or proxies, the Proxy Holder shall exercise his best judgment, subject to Paragraph 3 of this Agreement, to select suitable directors of the Company, and, in voting upon any matters that may come before him at any stockholders' meeting, the Proxy Holder shall exercise like judgment, but he shall not be personally responsible with respect to any action taken pursuant to his vote so cast in any matter or act committed or omitted to be done under this Agreement, provided such commission or omission does not amount to willful misconduct or gross negligence on his part, and provided also that the Proxy Holder at all time exercises good faith in such matters.

(c)	During the term of this Agreement, the Advisers shall not
attempt to exercise any control over the decisions or actions of the Proxy Holder with respect to the matters covered by this Agreement, provided that nothing herein shall prevent the Advisers from providing to the Proxy Holder such reports, financial data or other information customarily provided by the Company or others in connection with the matters set forth in Paragraph 7(a) above.

(d)	The Proxy Holder shall be entitled to receiver, as
compensation for his services hereunder, an amount up to Five Thousand Dollars ($5,000) per year for the first year of the term of this Agreement and Two Thousand Dollars ($2,000) per year for each and every year thereafter during which this Agreement is in effect.

(e)	The Proxy Holder is expressly authorized to incur and pay all reasonable charges and other expenses deemed necessary and proper in the performance of his duties under this Agreement, and the Proxy Holder will be reimbursed for such charges and expenses.

8.	Proxy Holder; Resignation and Succession.

(a)	The Proxy Holder (and any Successor Proxy Holder) may at any
time resign on thirty (30) days notice by mailing to the Advisers a written resignation, to take effect upon the acceptance of the duties hereunder by a Successor Proxy Holder, which Successor Proxy Holder shall be an individual or corporation appointed by the Advisers.

(b)	The rights, powers, and privileges of the Proxy Holder named hereunder shall be possessed by the Successor Proxy Holders, with the same effect as though such successors had originally been parties to this Agreement.

(c)	It is agreed between and among the parties hereto that in the event of a death or incapacity of Paul K. Madonna, named Proxy Holder, that the Advisers shall appoint an individual or corporation to serve as Successor Proxy Holder. All references to "Proxy Holder" throughout this Agreement shall be deemed to include and mean any Successor Proxy Holder.
 Before any party may serve as a Successor Proxy Holder, he or she shall execute this Agreement reflecting their willingness and obligation to be bound hereby.

9.	Notice.

(a)	Any notice to the Advisers hereunder shall be sufficient if
enclosed in a postpaid envelope and sent by registered mail to the Adviser addressed as follows: MJG Associates, Inc., 140 Greenwich
Avenue, 4th Floor, Greenwich, CT 06830, Attention: Mario J. Gabelli, or to such other address as the Advisers may designate by notice in writing to the Proxy Holder.

(b)	Any notice to the Proxy Holder hereunder shall be sufficient if enclosed in a postpaid envelope and sent by registered mail to the Proxy Holder, addressed to him at such address as may from time to time be furnished in writing by the Proxy Holder.

10.	Severability.  Any provision of this Agreement prohibited or unenforceable under any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, any suchprohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by law, to the end that this Agreement shall be enforceable as written.

11.	Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

12.	Modification and Amendment.  This Agreement may not be modified or amended except by a writing signed by each of the parties hereto.

13.	Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

14.	Counterparts.  This Agreement may be executed in several
counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

15.	Pronouns.  Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

16.	Headings.  The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

17.	Further Assurances.  Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

18.	Entire Agreement.  This Agreement represents the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.


IN WITNESS WHEREOF, the Advisers and the Proxy Holder have signed this Agreement.



Paul K. Madonna, as Proxy Holder





Mario J. Gabelli, individually and
on behalf of MJG Associates, Inc.